Exhibit (e)(15) under Form N-1A

Exhibit 1 under Item 601/Reg. S-K

Exhibit Y

FEDERATED MUNICIPAL SECURITIES INCOME TRUST

Federated Municipal High Yield Advantage Fund

Federated Pennsylvania Municipal Income Fund

Class T Shares

The following provisions are hereby incorporated and made part of the Distributor’s Contract dated the 9th day of September, 1991, between Federated Municipal Securities Income Trust (the “Trust”) and Federated Securities Corp. (“FSC”) with respect to the Class T Shares of Federated Municipal High Yield Advantage Fund and Federated Pennsylvania Municipal Income Fund thereof, first set forth in this Exhibit.

1. FSC is authorized to select a group of financial institutions (“Financial Institutions”) to sell Shares at the current offering price thereof as described and set forth in the respective prospectuses of the Trust.

2. FSC will enter into separate written agreements with such Financial Institutions to sell Shares as set forth in Paragraph 1 herein.

In consideration of the mutual covenants set forth in the Distributor’s Contract dated September 9, 1991 between the Trust and FSC, the Trust executes and delivers this Exhibit with respect to the Class T Shares of Federated Municipal High Yield Advantage Fund and Federated Pennsylvania Municipal Income Fund, first set forth in this Exhibit.

Witness the due execution hereof this 1st day of March, 2017.

FEDERATED MUNICIPAL SECURITIES INCOME TRUST

By: ________________________

Name: J. Christopher Donahue

Title: President

FEDERATED SECURITIES CORP.

By: __________________________

Name: Paul A. Uhlman

Title: President